CERTIFICATE OF OFFICER

OF

LENNAR PARTNERS, INC

Pooling and Servicing Agreement dated as of April 1, 2003, (the "Agreement"),

by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wachovia Bank, National Association, as Servicer,

LaSalle Bank National Association, as Trustee, ABN AMRO Bank N.V., as Fiscal Agent, and Lennar Partners, Inc., as Special Servicer

(JP Morgan 2003-ML1)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company during the preceding year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Company has maintained an effective internal control system relating to its servicing of the Mortgage Loans and has fulfilled in all material respects its obligations under this Agreement throughout such year, or, if there has been a material default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and (iii) the Company has received no notice regarding the qualification, or challenging the status, of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2004.

Susan K. Chapman

Susan K. Chapman

Vice President

Lennar Partners, Inc.

OC JP Morgan 2003-ML1